EXHIBIT 5.1

[Shearman & Sterling LLP Letterhead]

August 3, 2004

Waste Services, Inc.
1122 International Blvd., Suite 601
Burlington, Ontario L7L 6Z8

Waste Services, Inc.

Ladies and Gentlemen:

     We are acting as counsel for Waste Services, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), with respect to 18,408,475 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), to be issued from time to time pursuant to the Capital Environmental Resource Inc. 1999 Stock Option Plan (the “Plan”).

     In connection with the foregoing, we have examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including the representations of the Company made in connection therewith in the electronic mail message sent by the Secretary of the Company on the date hereof. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company, and paid for in full, in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP